Free Writing Prospectus
Filed pursuant to Rule 433
Dated March 13, 2008
Registration Statement No. 333-147515
STIFEL FINANCIAL CORP.
Common Stock
Stifel Financial Corp. (the “Company”) is providing the following information in connection with its previously announced underwritten public offering (the “Offering”) of shares of its common stock.
The Company will no longer be offering 300,000 primary shares of its common stock as part of the Offering, and will likewise no longer be granting the underwriters a 30-day option to purchase up to an additional 330,000 shares of its common stock to cover over-allotments, if any. As revised, the Offering will consist of a total of 1,900,000 shares, with BankAtlantic Bancorp, Inc. offering 1,600,000 shares and the Western and Southern Life Insurance Company offering 300,000 shares of the Company’s common stock. Further, as part of the revised Offering, BankAtlantic Bancorp, Inc. will be granting a 30-day option to the underwriters to purchase up to an additional 285,000 shares of the Company’s common stock to cover over-allotments, if any.
The Company will not receive any proceeds from the sale of shares of its common stock by BankAtlantic Bancorp, Inc. or Western and Southern Life Insurance Company in the Offering. As previously announced, the Offering will be made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.